Exhibit 99.1

For Immediate Release

SWS Group, Inc. Sells Mydiscountbroker Accounts to Ameritrade

SWS to Concentrate on Core Businesses

DALLAS, April 22, 2003 — SWS Group, Inc. (NYSE: SWS) today announced that it has signed a definitive agreement to sell the accounts of its retail online brokerage subsidiary, Mydiscountbroker.com, to Ameritrade, Inc. and Ameritrade Canada, Inc., subsidiaries of Ameritrade Holding Corporation (Nasdaq: AMTD).

The purchase price will be based on the actual accounts transferred at closing. Mydiscountbroker currently has approximately 20,000 accounts. The purchase price is expected to range from $3 million to $5 million for an estimated after-tax gain to SWS of between 11 and 19 cents per share. The parties intend to close as soon as possible.

“We believe this is the best decision for SWS and for the customers of Mydiscountbroker,” said SWS Group Chief Executive Officer Donald W. Hultgren. “Although Mydiscountbroker has become a familiar brand, retail online trading is not one of our core businesses. Our goal is to maximize our resources to grow our clearing business and to build on our presence as the leading, full-service brokerage firm in the Southwest. We are pleased that Mydiscountbroker’s customers will be served by one of the outstanding firms in the online field, and we are confident that Ameritrade will meet their needs.”

SWS Group will announce its financial results on Wednesday, April 23. Officials said the company is expected to report a loss of approximately 4 cents per share for the quarter. “Events leading up to the war in Iraq appeared to have a negative impact on equity trading volumes in the first two months of the quarter causing a deterioration in equity commission and clearing revenues,” Hultgren said.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., May Financial Corporation, SWS Capital Corporation, and First Savings Bank.

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CONTACT:	Jim Bowman, Vice President—Corporate Communications, (214) 859-9335

jbowman@swst.com

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